FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES, INC. REPORTS
FIRST QUARTER 2009 RESULTS

Benefits of Cost Cutting Efforts Help Offset Revenue Declines;
Results Impacted by Restructuring and Impairment Charges

CHICAGO, Monday, May 11, 2009 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported a net loss for the first quarter ended March 31, 2009 of $13.7 million, or $0.41 per basic and diluted share, which included $8.7 million, or $0.26 per basic and diluted share, of impairment and restructuring charges.  This compares to a net loss in the same period last year of $4.2 million, or $0.13 per basic and diluted share, which included a $0.6 million restructuring charge.
First quarter 2009 revenues totaled $61.6 million, down $16.9 million from the prior year period, primarily reflecting the outsourcing of operations, asset sales and the effects of the global economic slowdown on advertising and consumer spending.  The quarter’s segment loss was $1.3 million versus segment income of $0.1 million last year.
Playboy Interim Chairman and Chief Executive Officer Jerome Kern said: “We are beginning to see the results of the extensive restructuring and cost-reduction work that we began implementing in last year’s fourth quarter.  These initiatives allowed us to offset all but $1.4 million of the nearly $17 million revenue decline and led to improved margins in our TV and digital businesses, despite a lower revenue base.  In addition to closing the New York office and integrating our print and digital operations, we continue to look for ways to further reduce our cost structure and improve operating efficiencies.  Since last October, we have reduced headcount by more than 25% and taken approximately $18 million in annual personnel-related costs out of the company.
“In our business segments, we are focused on capitalizing on the growth potential of our digital and licensing businesses.  A revamped Playboy.com free site, which we recently introduced, creates a web experience that is more attractive to both consumers and advertisers.  In spite of the difficult economy, we believe that the new web site coupled with cost reduction measures we’ve implemented will create a trend of improving margins and higher profits in the digital business by year end.

“While the global economic slowdown is hampering the Licensing Group’s growth through the first half of this year, we are signing new deals and are pleased with the continued rollout of our men’s fragrance line,” Kern said.  “Consistent with other consumer products companies, we are seeing the downward sales trends begin to flatten, and we believe that we will see year-over-year revenue and profit growth in the 2009 second half.  In addition, it now appears that our second entertainment venue, which we announced in February and expected to come on line in early 2010, will open before the end of 2009.”
“The publishing business remains a key focus of our attention, as the print industry continues to face significant challenges on both the circulation and advertising fronts.  Despite a first quarter that was weaker than last year, reflecting the negative impact of a change in how we record direct response advertising costs, we believe the magazine’s bottom line will improve in 2009 versus last year.  This performance is still not acceptable, however, and we expect to continue making changes that will lead to further improvements in the magazine’s financial results,” Kern said.

Entertainment
Cost reduction initiatives contributed to the 25% increase in the Entertainment Group’s first quarter 2009 segment income to $3.0 million from $2.3 million in last year’s first quarter.  Revenues in the same period were down 20% to $26.2 million, primarily due to the sale of the Andrita television studio assets in 2008 and the effects of a stronger U.S. dollar on international TV revenues.
First quarter 2009 domestic TV revenues declined to $13.3 million from $16.5 million.  Modest growth in video on demand was more than offset by the loss of revenues related to the studio sale and lower pay-per-view revenues resulting from the continued migration of consumers from linear networks to on-demand programming.

Print/Digital
The Print/Digital Group reported a first quarter 2009 segment loss of $3.6 million, $0.8 million worse than the same period last year, as improved digital performance was more than offset by weaker magazine results both domestically and internationally.  The outsourcing of e-commerce was the largest factor in the group’s 26% decline in revenues to $26.1 million during the same time period.
First quarter 2009 Playboy magazine revenues were down 16% to $13.5 million compared to last year’s first quarter due to softer circulation and advertising sales.  In the first quarter, the company began expensing as incurred direct response advertising costs related to subscription acquisitions that previously had been deferred and amortized over the life of the subscriptions.  Excluding this unusual increase in expense, the decline in magazine revenues was more than offset by the results of cost reduction efforts.
The company expects to report a 39% decline in Playboy magazine advertising revenues in the 2009 second quarter compared to last year.
The outsourcing of e-commerce combined with lower paysite sales led to a 39% decline in first quarter 2009 digital revenues to $9.3 million.  The decline was more than offset by lower costs across the online and mobile businesses, contributing to improved first quarter 2009 digital operating results compared to last year’s first quarter.

Licensing
Licensing Group segment income was down $1.1 million to $5.6 million in the 2009 first quarter compared to last year on a $1.2 million decline in revenues to $9.3 million.  The top- and bottom-line weakness reflected the effects of the global economic slowdown and the resulting downturn in royalties from Europe compared to the prior year.  Partially offsetting this decline was an increase in royalties from Latin America.

Corporate and Other
First quarter 2009 Corporate expense rose by $0.2 million to $6.3 million compared to last year.  As previously announced, additional charges recorded during the first quarter included a $3.2 million restructuring charge, compared to $0.6 million in the prior year, and a non-cash impairment charge on goodwill of $5.5 million, as a result of the reclassification of reporting segments.
On May 1, PEI closed its New York office and, as a result, expects to record in the 2009 second quarter additional restructuring charges of approximately $4 million, largely related to vacating that office space.
As a result its adoption of a new accounting pronouncement relating to cash-settlement convertible debt, the company began recording additional non-cash interest expense effective with the first quarter 2009 and retrospectively.  This pronouncement will effectively double recorded interest expense to approximately $9 million annually.

Additional information regarding first quarter 2009 earnings will be available on the earnings release conference call, which is being held today, May 11, 2009, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing: 800-894-5910 (for domestic callers) or 785-424-1052 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

# # #

Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and mobile materials;
(b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us; or
(c) substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and partners;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Further changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment, which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Further competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, mobile, new electronic media and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and mobile businesses’ reliance on third parties for technology and distribution, and any changes in that technology, distribution and/or unforeseen delays in implementation which might affect our financial results, plans and assumptions;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear television or video-on-demand platforms;
(15)
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to and acceptance by DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements, pressure on splits or adverse changes in certain minimum revenue amounts with operators of these systems;

(16)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(18)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV–Latin America, LLC, joint venture partner;
(19)	Increases in paper, printing or postage costs;
(20)	Effects of the national consolidation of the single-copy magazine distribution system and risks associated with the financial stability of major magazine wholesalers;
(21)	Effects of the national consolidation and/or bankruptcies of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies);
(22)	Risks associated with the viability of our subscription, on-demand, ad-supported and e-commerce Internet models;
(23)
Risks that adverse market and economic conditions may result in a decrease in the value of our investments in marketable securities and risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital and credit markets; and

(24)	The risk that our common stock could be delisted from the New York Stock Exchange, or NYSE, if we fail to meet the NYSE’s continued listing requirements.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	March 31,
	2009	2008
Net revenues
Entertainment:
Domestic TV	$13.3	$16.5
International TV	11.3	14.7
Other	1.6	1.5
Total Entertainment	26.2	32.7
Print/Digital:
Domestic magazine	13.5	16.1
International magazine	1.7	2.1
Special editions and other	1.6	1.9
Digital	9.3	15.2
Total Print/Digital	26.1	35.3
Licensing:
Consumer products	7.8	9.2
Location-based entertainment	1.1	0.9
Marketing events	0.1	0.2
Other	0.3	0.2
Total Licensing	9.3	10.5

Total net revenues	$61.6	$78.5

Net loss
Entertainment	$3.0	$2.3
Print/Digital	(3.6)	(2.8)
Licensing	5.6	6.7
Corporate	(6.3)	(6.1)

Segment income (loss)	(1.3)	0.1

Restructuring expense	(3.2)	(0.6)
Impairment charge	(5.5)	-

Operating loss	(10.0)	(0.5)

Investment income	-	0.3
Interest expense	(2.1)	(2.1)
Amortization of deferred financing fees	(0.3)	(0.2)
Other, net	(0.1)	(0.5)

Loss before income taxes	(12.5)	(3.0)

Income tax expense	(1.2)	(1.2)

Net loss	$(13.7)	$(4.2)

Weighted average number of common shares outstanding
Basic and diluted	33,388	33,275

Basic and diluted loss per common share	$(0.41)	$(0.13)

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (dollars in millions, except per share amounts)

	First Quarter Ended March 31,
EBITDA and Adjusted EBITDA	2009	2008	% Inc/(Dec)
Net loss	$(13.7)	$(4.2)	226.2
Adjusted for:
Income Tax Expense	1.2	1.2	-
Interest Expense	2.1	2.1	-
Amortization of Deferred Financing Fees	0.3	0.2	50.0
Depreciation and Amortization	9.9	10.4	(4.8)
Impairment charge	5.5	-	-
EBITDA[1]	5.3	9.7	(45.4)
Adjusted for:
Cash Investments in Television Programming	(7.2)	(8.3)	(13.3)
Restructuring expense	3.2	0.6	433.3
Adjusted EBITDA[2]	$1.3	$2.0	(35.0)

	First Quarter Ended March 31,
Net Loss Before Restructuring And Impairment Charge [3]	2009	2008	% Better/(Worse)
Net loss	$(13.7)	$(4.2)	(226.2)
Adjusted for:
Restructuring expense	3.2	0.6	(433.3)
Impairment charge	5.5	-	-
Net loss before restructuring and impairment charge	$(5.0)	$(3.6)	(38.9)
Basic and diluted loss before restructuring and
impairment charge per common share	$(0.15)	$(0.11)	(36.4)

	First Quarter Ended March 31,
Financial and Operating Data	2009	2008	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$7.2	$8.3	(13.3)
Programming Amortization Expense	$8.0	$8.2	(2.4)

Print/Digital
Advertising Sales (Playboy-Branded)	$3.4	$4.6	(26.1)
Digital Content Expense	$1.7	$1.6	6.2
Domestic Magazine Advertising Pages	59.0	86.0	(31.4)

At March 31
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$26.5	$22.2	19.4
Long-Term Financing Obligations	$100.8	$96.7	4.2

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net loss before restructuring and impairment charge is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net loss before restructuring and impairment charge might not be comparable to similarly titled measures of other companies. Net loss before restructuring and impairment charge should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.